Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of American Shared Hospital Services of our report dated March 31, 2015, relating to the consolidated financial statements of American Shared Hospital Services, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus, which is made part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

May 29, 2015

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